                                                                     Exhibit 8.1


                    B A S S,  B E R R Y  &  S I M S    P L C
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                ATTORNEYS AT LAW

2700 FIRST AMERICAN CENTER                       1700 RIVERVIEW TOWER
NASHVILLE, TENNESSEE 37238-2700                  POST OFFICE BOX 1509
TELEPHONE (615) 742-6200                         KNOXVILLE, TENNESSEE 37901-1509
TELECOPIER (615) 742-6293                        TELEPHONE (423) 521-6200
                                                 TELECOPIER (423) 521-6234

                                February __, 1998



Board of Directors
Coventry Corporation
53 Century Boulevard, Suite 250
Nashville, Tennessee 37214


Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of a merger and capital contribution to be effected through (i) a merger (the "Merger") of Coventry Merger Corporation, a Tennessee corporation ("Subsidiary"), a wholly owned subsidiary of Coventry Health Care, Inc., a Delaware corporation ("Newco"), into Coventry Corporation, a Tennessee corporation ("Coventry"), with Coventry being the surviving corporation, and
(ii) a capital contribution (the "Capital Contribution") of certain assets by Principal Health Care, Inc., an Iowa corporation ("PHC") to Newco, pursuant to the terms of the Amended and Restated Capital Contribution and Merger Agreement dated as of December 8, 1997 (the "Merger Agreement"), by and among Coventry and PHC, and as described in the Registration Statement on Form S-4 as originally filed with the Securities and Exchange Commission on December 12, 1997 (the "Registration Statement").

     Our opinion is based upon (i) the Merger Agreement, (ii) the facts set forth in the Registration Statement, (iii) the assumption that representations with respect to the Merger made by management of Coventry and PHC and by certain shareholders of Coventry are true and correct today and will be true and correct as of the effective time of the Merger, and (iv) current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement it is our opinion that:

     (1) Coventry's shareholders' ownership of Newco's common stock will be included in the determination of whether the Merger and Capital Contribution qualifies as a tax free transfer described in Section 351 of the Code.

     (2) Provided that the Merger qualifies as a statutory merger under applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

     (3) Coventry, Newco and Subsidiary will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

Board of Directors
Page 2
February __, 1998



     (4) No gain or loss will be recognized to Coventry upon receipt of the assets of Subsidiary in exchange for Newco Stock. IRC ss. 1032(a).

     (5) No gain or loss will be recognized to Newco upon the receipt of Coventry stock in exchange for stock of Newco. IRC ss. 354(a)(1).

     (6) No gain or loss will be recognized to the shareholders of Coventry upon the exchange of Coventry common stock solely for Newco common stock. IRC ss. 354(a)(1).

     (7) The basis of the Newco common stock received by the shareholders of Coventry will be the same as the basis of the Coventry stock exchanged therefor. IRC ss. 358(a)(1).

     (8) The holding period of Newco common stock received by the shareholders of Coventry will include the period during which the Coventry stock surrendered in exchange therefor was held, provided the shareholders of Coventry on the date of the Merger. IRC ss. 1223(1).

     The opinion expressed herein is expressly premised and conditioned upon the consummation of the Merger and Capital Contribution pursuant to the terms and conditions of the Merger Agreement. Our opinions are also based upon the tax law as in effect on the date hereof. You should note that future legislative changes, administrative pronouncements and judicial decision could materially alter the conclusions reached herein.

     No opinion is expressed about the tax treatment of the Merger and Capital Contribution under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of effects from, the Merger and Capital Contribution that are not specifically covered by the above opinions. This opinion letter is limited to the federal income tax issues specifically addressed herein and we render no opinions regarding other issues that we have not specifically addressed. Without limiting the generality of the immediately preceding sentence, we specifically note that we render no opinion with respect to state or local income tax ramifications of the Merger and Capital Contribution.

     We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Board of Directors
Page 3
February __, 1998



         We have rendered the foregoing opinion for the sole benefit and use of Coventry, its Board of Directors and the Coventry shareholders and the views herein may not be relied upon or furnished to any other person without our prior written consent.


                                         Sincerely,



                                         Bass, Berry & Sims PLC